UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 11, 2025

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

38505 Woodward Avenue,	Suite 200,	Bloomfield Hills,	48304
Michigan
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code (248) 631-5450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock, $0.01 par value	TRS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed in a Current Report on Form 8-K filed on January 6, 2025, TriMas Corporation (the “Company”) has announced the planned transition of its President and Chief Executive Officer (“CEO”).

On February 11, 2025, to encourage the retention and continued focus of certain of the Company’s key officers during the transition of the CEO, the Company’s Board of Directors (the “Board”) and its Compensation Committee (the “Committee”) implemented an executive retention program consisting of certain award opportunities. The retention awards for the Company’s named executive officers are described below.

Executive Retention Awards
The Board and the Committee approved the grant of special executive retention awards (the “Executive Retention Awards”) to each of Jodi Robin, the Company’s General Counsel and Secretary, and Jill Stress, the Company’s Chief Human Resources Officer. Pursuant to the Executive Retention Awards, each of Mses. Robin and Stress will receive a lump sum cash retention payment on or about February 20, 2025 in the amount of $150,000, less applicable deductions and taxes (the “Cash Retention Payment”). The payment under the Executive Retention Award must be repaid to the Company by the executive if the executive resigns without good reason or is terminated for cause prior to the one-year anniversary of the Executive Retention Awards’ effective date (February 12, 2025). The executive will not be required to repay the Cash Retention Payment if her service with the Company is involuntarily terminated without cause, terminated by the executive for good reason, or terminates for death or disability (as described in the Executive Retention Award documentation), provided that the executive executes and does not revoke a release of claims in favor of the Company.

Special RSU Awards
The Board and the Committee also approved a special grant of time-based restricted stock units under the Company’s 2023 Equity and Incentive Compensation Plan (a “Special RSU Award”) to each of Fabio Salik, President - TriMas Packaging, Jodi Robin and Jill Stress. The grant date target value of the Special RSU Award is $600,000 for Mr. Salik and $250,000 for each of Mses. Robin and Stress. The Special RSU Award was granted on February 12, 2025 and will in general vest as to 50% of the award on the first anniversary of the grant date and the remaining amount of the award on the second anniversary of the grant date, in each case subject to the executive’s continued service with the Company through the applicable vesting date. The vesting of the award will accelerate if the executive’s service ceases due to (i) his or her death or disability, or (ii) a termination by the Company without cause (provided that the executive executes and does not revoke a release of claims in favor of the Company), or (iii) under certain conditions regarding a change in control of the Company (as described in the applicable award agreement). The Special RSU Awards are also subject to executive compliance with customary restrictive covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	February 14, 2025	By:	/s/ Jodi F. Robin
		Name:	Jodi F. Robin
		Title:	General Counsel and Secretary